Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of ReTo Eco-Solutions, Inc. of our report dated April 16, 2025, with respect to the consolidated balance sheets of MeinMalzeBier Holdings Limited., and its subsidiaries as of December 31, 2024 and 2023 and the related consolidated statements operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended December 31, 2024 and 2023.

We also consent to the reference to our firm under the heading “Experts" in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

September 15, 2025